Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Investors:	Molly Salky, 314.423.8000 x5353
Media:	Jill Saunders, 314.423.8000 x5293

BUILD-A-BEAR WORKSHOP, INC. PRESENTS

AT CREDIT SUISSE CONSUMER AND RETAIL CONFERENCE

ST. LOUIS – June 13, 2006 – Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, today participated in the Credit Suisse Consumer and Retail investor conference. Maxine Clark, the company’s chairman and chief executive bear, Barry Erdos, president and chief operating officer bear, and Tina Klocke, chief financial bear attended the conference.

During the company’s prepared remarks management provided an update regarding the Company’s U.K. acquisition integration.

“We continue to be pleased with our U.K. acquisition integration progress, which is moving ahead on schedule. Thanks to a great team of associates in the U.K., we completed the conversion of our fifth store yesterday, at Grosvenor Centre in Chester, England, and expect to complete all store conversions in time for the 2006 holiday season,” said Maxine Clark. “We also continue to believe that our previously announced target of a $0.10 to $0.13 per share dilution from costs associated with the acquisition and integration remains on track. Because of the progress we are making, and because we are expensing our costs as they are incurred, the bulk of the dilution will take place in the second and third quarters, with accretion expected in our fourth quarter.”

Barry Erdos added, “The U.K. acquisition impacts primarily reflect costs associated with rebranding, store conversion, and integration of The Bear Factory stores, as well as, a reduction in franchise fee revenue and lower interest income. The Company expects to rebrand and convert approximately 25 Bear Factory stores. The store conversion process began in May; during the conversion process, stores being converted are closed for approximately 22 days. The dilution to earnings is primarily weighted in the second and third quarter due to the expenses and loss of revenue of store closures and conversions occurring in these quarters.”

On April 3, 2006, the company announced that it had completed the acquisition of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., its franchisee in the U.K.

The acquisition includes 29 Bear Factory stores, 28 in the U.K. and one in Ireland, and 11 Amsbra stores. The Company expects to close approximately four of these stores – two which are overlapping store locations in the Amsbra and Bear Factory portfolios and two which are

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concessions within department stores. The Company anticipates opening three to five new Build-A-Bear Workshop stores in the U.K. in 2006. The Company further expects the acquisition to be accretive to earnings per share in fiscal 2007.

Company Presentation Webcast at the Credit Suisse Consumer and Retail Conference

The Build-A-Bear Workshop presentation on June 13 at 11:30 a.m. EDT is available via live webcast at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available for three months.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 240 stores in the United States, Canada and the United Kingdom. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made® stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $362 million in fiscal 2005.  For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from

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the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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